Exhibit 99.1

BranchOut Food Announces Exercise of Over-Allotment Option in Public Offering

BEND, Ore., Aug. 31, 2026 (GLOBE NEWSWIRE) — BranchOut Food Inc. (Nasdaq: BOF) (“BranchOut” or the “Company”), a growth-stage consumer packaged foods company focused on developing, manufacturing, marketing and distributing clean-label, plant-based dried fruit and vegetable snacks, today announced that the underwriters of its previously announced public offering of common stock have fully exercised their option to purchase an additional 123,088 shares at the public offering price of $3.40 per share, resulting in additional gross proceeds to the Company of approximately $418,500. After giving effect to the full exercise of the over-allotment option, the total number of shares sold by BranchOut in the public offering increased to 943,676 shares and gross proceeds increased to approximately $3.2 million, before deducting underwriting discounts and commissions and offering expenses. The exercise of the over-allotment option closed on August 31, 2026.

Lake Street Capital Markets, LLC acted as the representative of the underwriters for the offering.

The shares of common stock were offered pursuant to a registration statement on Form S-3 (File No. 333-287500), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 27, 2025 and an additional registration statement filed pursuant to Rule 462(b) under the Securities Act. A prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available free of charge on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained from Lake Street Capital Markets, LLC, 121 South 8th Street, Suite 1000, Minneapolis, Minnesota 55402, by telephone at (612) 326-1305 or by email at capitalmarkets@lakestreetcm.com.

Disclaimer

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About BranchOut Food Inc.

BranchOut Food Inc. (Nasdaq: BOF) is a leading international food technology company specializing in the production of high-quality dehydrated fruit- and vegetable-based products through its proprietary GentleDry™ technology. This next-generation dehydration method is designed to preserve the nutrition, quality and taste of fresh produce. BranchOut’s technology enables the Company to serve branded, ingredient and private-label customers. For more information, visit www.branchoutfood.com or follow BranchOut Food on social media here.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would” and similar expressions. These forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including risks and uncertainties described under “Risk Factors” in the prospectus supplement relating to the Offering and in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this press release.

For more information:

ir@branchoutfood.com

SOURCE: BranchOut Food Inc.